Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-155065, 333-152740, 333-159868, 333-166723, 333-143886, 333-147731 and 333-163736) and on Form S-3 (File Nos. 333-148411, 333-148713 and 333-165739) of our report dated December 20, 2010, relating to the statements of revenues and direct operating expenses of the oil and gas properties purchased by Energy XXI GOM, LLC, an indirect wholly-owned subsidiary of Energy XXI (Bermuda) Limited, from ExxonMobil Corporation, Mobil Oil Exploration & Producing Southeast Inc., Exxon Mobil Pipeline Company and Mobil Eugene Island Pipeline Company (“ExxonMobil”) for each of the fiscal twelve month periods in the three-year period ended June 30, 2010 appearing in this Current Report on Form 8-K.

/S/ UHY LLP

Houston, Texas
December 20, 2010